Exhibit 99(a)(1)(G)

Form of Letter to Clients of Brokers, Dealers,
Commercial Banks, Trust Companies and Other Nominees
Regarding the Offer by

MADISON HARBOR BALANCED STRATEGIES, INC.

To Purchase for Cash 2,060 of Its Issued and Outstanding Shares at a
Purchase Price Equal to 90% of Net Asset Value at September 30, 2007

To Our Clients:

Pursuant to your request, enclosed for your consideration are the Offer to Purchase dated       , 2007 of Madison Harbor Balanced Strategies, Inc. (the “Fund”) and the related Letter of Transmittal pursuant to which the Fund is offering to purchase 2,060 shares of its issued and outstanding common stock, par value $0.0001 per share (the “Shares”), for cash at a price equal to the net asset value of the Fund (“NAV”) per Share determined as of September 30, 2007, discounted by 10% (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated       , 2007 and the related Letter of Transmittal (which together with any amendments or supplements thereto collectively constitute the “Offer”). The Fund’s Board of Directors expects to determine the NAV as of September 30, 2007, on or about October 26, 2007, at which point the Fund will provide a supplement to the Offer, which will include the updated NAV and other pricing information. If the Offer is scheduled to expire within ten (10) business days from the date that we provide you with the supplement to the Offer, we will extend the Offer to ensure that the Offer remains open for at least ten (10) business days after the date we publish notice of the supplement. As an example of the calculation of the Purchase Price, the NAV as of June 30, 2007 was $1,008.65 per Share; this amount discounted by 10% would equal a Purchase Price of $907.79 per Share. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON [21 BUSINESS DAYS AFTER OFFER (“END DATE”)], 2007, UNLESS EXTENDED (THE “EXPIRATION DATE”).

The Offer is being made to fulfill an undertaking made in connection with the initial offering of the Shares. Information regarding this undertaking, as well as information regarding possible future tender offers by the Fund, is set forth in the Offer to Purchase.

The Offer to Purchase and the Letter of Transmittal are being forwarded to you as the beneficial owner of Shares held by us for your account but not registered in your name. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account. A tender of such Shares can be made only by us as the holder of record and only pursuant to your instructions.

Your attention is called to the following:

1.                Unless extended, the Offer expires at 5:00 P.M. Eastern Time on [end date], 2007 and at any time prior to 5:00 P.M. Eastern Time on the Expiration Date, and, if the Shares have not by then been accepted for payment by the Fund, at any time after         , 2007, any shareholder may withdraw any amount of the Shares that the shareholder has tendered.

2.                The Offer is subject to certain conditions set forth in the Offer to Purchase. Under certain circumstances, the Fund will not be required to accept for payment, purchase or pay for any Shares tendered, and the Fund may also amend, extend or terminate the Offer.

3.                If more than 2,060 Shares are duly tendered (and not timely withdrawn), the Fund will purchase Shares from tendering shareholders, in accordance with the terms and subject to the conditions specified in the Offer to Purchase, on a pro rata basis (disregarding fractions) in accordance with the number of Shares duly tendered by each shareholder during the period the Offer is open and not timely withdrawn), unless the Fund determines not to purchase any Shares.

IF YOU WISH TO HAVE US TENDER YOUR SHARES, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM ON THE

REVERSE SIDE HEREOF. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION OF THE OFFER. THE OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON [21 BUSINESS DAYS AFTER OFFER], 2007, UNLESS EXTENDED.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or its acceptance would violate the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Fund by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Very truly yours,
[Broker-dealer]